Exhibit E(ii)
                                  -------------

                        Amendment Distribution Agreement
                        --------------------------------

     Amendment Number One (1) to the Distribution Agreement ("Agreement") dated October 7, 2000 by and among Commonwealth International Series Trust, FCA Corp., and InCap Securities, Inc. (as successor to Declaration Distributors, Inc. per Consent to Continuation dated November 1, 2001.

     Schedule A of the Agreement is hereby amended to add the Commonwealth Global Funds as a portfolio covered by the Distribution Agreement.

/s/ Robert W. Scharar                        /s/ Robert W. Scharar
---------------------                            ---------------------
Robert W. Scharar, President                     Robert W. Scharar, President
Commonwealth International Series Trust          FCA Corp.

/s/ David F. Ganley
-------------------
David F. Ganley, Senior Vice President
InCap Securities, Inc.

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